UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 21, 2022
 _____________________
Novan, Inc.
(Exact name of registrant as specified in its charter)
 _____________________

Delaware	001-37880	20-4427682
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4020 Stirrup Creek Drive, Suite 110, Durham, North Carolina 27703
(Address of principal executive offices) (Zip Code)
(919) 485-8080
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
 _____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.0001 par value	NOVN	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On December 21, 2022, EPI Health, LLC (“EPI Health”), as a fully consolidated subsidiary of Novan, Inc. (the “Company”), entered into a license agreement (the “License Agreement”) with Sato Pharmaceutical Co., Ltd. (“Sato”), pursuant to which EPI Health granted to Sato an exclusive, royalty-bearing, non-transferable right and license under certain of EPI Health's intellectual property rights to develop, manufacture and market Rhofade (oxymetazoline hydrochloride cream, 1%) for the treatment of rosacea in Japan. During a specified time period, Sato has an exclusive option to negotiate the terms under which its license would be expanded to include certain other countries in the Asia-Pacific region.

In exchange for the licenses granted to Sato, Sato agreed to pay EPI Health the following: (i) an upfront payment of $5.0 million; and (ii) a milestone payment of $2.5 million upon receipt of marketing approval of Rhofade for rosacea in Japan. Sato also agreed to pay EPI Health tiered royalty payments on net sales of the licensed product ranging over time from a percentage of net sales in the mid-teens to a percentage of net sales in the low single digits. EPI Health is required to pay 25% of the upfront and milestone payment amounts to a third party under existing contractual obligations related to Rhofade. EPI Health is also required to pay a portion of the royalty amounts received under the License Agreement to third parties, after which EPI Health will retain net royalties in the low single digits.

The initial term of the License Agreement expires on the fifteenth (15th) anniversary of the first marketing approval of the licensed product for rosacea in Japan. The term of the License Agreement automatically extends for a further period of two (2) years, unless either party gives one (1) year’s notice before the end of the initial term.

The License Agreement may be terminated, among other reasons, (i) by Sato without cause upon one-hundred twenty (120) days’ advance written notice to EPI Health; (ii) by either party in the event of the other party’s uncured material breach upon sixty (60) days’ advance written notice; and (iii) by EPI Health if Sato challenges the validity, patentability or enforceability of any of EPI Health’s patents licensed to Sato under the License Agreement.

The foregoing description of the License Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Company issued a press release announcing that it had entered into the License Agreement on December 21, 2022. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
 EXHIBIT INDEX

Exhibit No.		Description

10.1	†	License Agreement, effective December 21, 2022, by and between Sato Pharmaceutical Co., Ltd., and EPI Health, LLC.
99.1		Press Release dated December 21, 2022.
104		Cover Page Interactive Data File (embedded within the Inline XBRL document)

†
Certain confidential information contained in these exhibits was omitted by means of redacting a portion of the text and replacing it with [***], pursuant to Regulation S-K Item 601(b) of the Securities Act of 1933, as amended. Certain confidential information has been excluded from the respective exhibits because it is: (i) not material; and (ii) the Company treats such information as private or confidential.

The inclusion of any website address in this Form 8-K, and any exhibit thereto, is intended to be an inactive textual reference only and not an active hyperlink. The information contained in, or that can be accessed through, such website is not part of or incorporated into this Form 8-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novan, Inc.

Date: December 21, 2022	By:	/s/ John M. Gay
John M. Gay
Chief Financial Officer